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                                                                 EXHIBIT 10.17


                                LETTER AGREEMENT

     This Letter Agreement is entered into effective as of March ___, 1996, by and between NextWave Telecom Inc., a Delaware corporation (the "Company") and LCC, L.L.C., a Delaware limited liability company ("LCC") with reference to the following facts:

     Concurrently herewith, pursuant to the terms of that certain binding Subscription Agreement (the "Subscription Agreement"), LCC has subscribed for 1,666,666 shares of Series B Common Stock (the "Shares") at a purchase price of $3.00 per Share for an aggregate purchase price of Five Million Dollars ($5,000,000) (the "Purchase Price"). In addition to the Shares, LCC shall receive warrants upon terms set forth in Exhibit B (the "Warrants") to purchase a pro-rata share of an additional Five Million (5,000,000) shares of Series B Common Stock that are ratably allocated to investors who purchase shares of Series B Common stock subsequent to the commencement of the C-block Auction (the "Auction") being conducted by the FCC and prior to the completion of the Auction. In connection with its investment, LCC shall execute the Amended and Restated Shareholders' Rights Agreement, the Amended and Restated Stockholders' Voting Agreement and the Amended and Restated Escrow Agreement (collectively, the "Subscription Documents" copies of which are attached hereto as Exhibit "A"). Within five business days of execution of this Agreement, LCC shall tender the Purchase Price to, or to the order of, the Company via wire transfer to be held in an escrow account (the "Escrow Account") pursuant to the terms of the Escrow Agreement.

     In connection with LCC's investment, the Company makes the following representations to LCC:

      1. Each of NextWave Personal Communications, Inc., a Delaware corporation ("NextWave PCI") and TELE*Code Inc., a Delaware corporation, is a wholly-owned subsidiary of the Company.

      2. To the best knowledge of the Company, NextWave PCI is a "Small Business" and a "Designated Entity" as defined under Part 24 of the Rules of the FCC as presently in effect.

      3. To the best knowledge of the Company, NextWave PCI qualifies to hold the licenses for which the Company has bid in the Auction.

      4. Except for any agreements entered into by the Company and an Investor (as defined in the Amended and Restated Escrow Agreement) in connection with such Investor's investment in the Company (A) for the purchase or sale of goods or services from or to such Investor, (B) for any joint development activity between the Company and such Investor (or any of its affiliates), or (C) involving a loan agreement between the Company and a



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      lender (whether or not convertible), there are no other material agreements between any of the other Investors and the Company with respect to an investment in the Company other than (i) a Subscription Agreement, the terms of which are not materially different than the terms of the Subscription Agreement between the Company and LCC, (ii) the Amended and Restated Escrow Agreement, (iii) if applicable, the Amended and Restated Stockholders' Voting Agreement (including the Restated Certificate of Incorporation of the Company), and (iv) if applicable, the Amended and Restated Shareholders' Rights Agreement.

      5. Each of the Letter Agreement, the Amended and Restated Escrow Agreement, the Amended and Restated Stockholders' Voting Agreement, the Amended and Restated Shareholders' Rights Agreement and the Warrant, when executed and delivered by the Company, will be duly authorized, executed and delivered by the Company and will constitute valid and legally binding obligations of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and subject to the availability of equitable remedies.

      6. The Company hereby represents to LCC that, prior to the release to the Company of any funds advanced by LCC, none of the agreements referred to in Section 4 above shall be amended from the versions of the Subscription Documents executed by LCC nor shall the Warrant be amended in any respect that materially adversely affects the rights of LCC.

      7. Notwithstanding anything in the Amended and Restated Escrow Agreement to the contrary, the Company shall not make a demand on the funds advanced by LCC and held in the Escrow Account unless the Company reasonably believes that the representations and warranties made by the Company contained in this Letter Agreement and the Subscription Agreement are true in all material respects.

      8. LCC shall not be required to pay penalties, if any, which may be charged against the Deposit by the FCC, as described in Sections 3(a)(ii) and 3(a)(iii) of the Escrow Agreement.

      9. Any Series B Shares issuable upon conversion of any convertible promissory not or conversion of debt pursuant to any loan agreement referred to in Section 4 shall be subject to the Amended and Restated Shareholders' Rights Agreement and Amended and Restated Stockholders Voting Agreement, as the same may be revised from time to time, unless such agreements have terminated in accordance with their terms.

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     The Company represents to LCC that the terms and conditions of LCC's subscription for the Shares and the Series B Common Stock warrants is substantially the same as the most favorable terms and conditions granted to any investor in the Shares who invested prior to the receipt by the Company of $120 Million from the issuance or sale of Common Stock, options or convertible securities.

     This Letter Agreement shall be governed by the Laws of the State of Delaware as applied without regard to conflict of law principles. In the event either party commences legal proceedings for any relief against the other party arising out of this Agreement, the losing party shall pay the prevailing party's legal costs and expenses, including, but not limited to, reasonable attorneys' fees as determined by the court.

     By executing below, each individual signing on behalf on an entity represents that he/she has authority to sign on behalf of such entity and, together with any other signature set for below on behalf of such entity, to bind such entity to the terms hereof. This Letter Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument. This Letter Agreement may be executed via facsimile with original signatures to follow via overnight courier.


                  [Remainder of Page Intentionally Left Blank]


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     IN WITNESS WHEREOF, the undersigned have executed this Letter Agreement effective as the date set forth below.


                              LCC, L.L.C., a Delaware limited liability company



                              By: /s/ PIYUSH SODHA
                                 ----------------------------------------------
                              Title:
                                    -------------------------------------------


                              NEXTWAVE TELECOM INC.,
                              a Delaware corporation



                              By:  /s/ ALLEN SALMASI
                                 ----------------------------------------------
                                   Mr. Allen Salmasi,
                                   Chief Executive Officer






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